Exhibit 3.43

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANKER COAL GROUP, INC.

(Pursuant to Sections 228, 242 and 245 of the General

Corporation Law of the State of Delaware)

Anker Coal Group, Inc , a Delaware corporation (the “Corporation”), hereby certifies that:

FIRST:	The name of the Corporation is “Anker Coal Group, Inc.” The date of filing its original Certificate of Incorporation with the Secretary of State was June 28, 1996.

SECOND:

This Sixth Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates in its entirety the Fifth Amended and Restated Certificate of Incorporation of the Corporation. This Certificate has been approved by the directors of the Corporation and duly adopted by the stockholders in the manner and by the vote prescribed by Sections 228. 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD:	This Certificate will become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH:

Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Certificate of Incorporation of the Corporation will be amended and restated in its entirety to read as follows:

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State of Delaware

Secretary of State

Division of Corporations

Delivered 02:39 PM 01/08/2008

FILED 02:37 PM 01/08/2008

SRV 080021867 - 2639564 FII8

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HUNTER RIDGE HOLDINGS, INC.

FIRST:	The name of the corporation (the “Corporation”) is Hunter Ridge Holdings, Inc.

SECOND:

The registered office and registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The principal place of business of the Company will be at such address or such other place as the Board of Directors of the Company (the “Board”) may from time to time determine.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The total number of shares of stock that the Corporation shall have authority to issue is 100. The par value of such shares is $0.01 per share. All such shares are of one class and are Common Stock.

FIFTH:	Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SIXTH:

To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH:

Each person who is or was or had agreed to become a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH:	In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH:

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

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Dated on this 31st day of December 2007.

/s/ SAMUEL R. KITTS
Name: Samuel R. Kitts
Title: President